Exhibit 99.1

CONTACTS:

MEDIA:

Brian E. Goerke

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC TO REPORT $1.6 BILLION GAIN ON THE MERGER OF BLACKROCK AND

MERRILL LYNCH INVESTMENT MANAGERS

PNC Retains Its Significant Investment in BlackRock

BlackRock To Become Largest Publicly Traded Asset Management Company

PITTSBURGH, Feb. 15, 2006 – The PNC Financial Services Group, Inc. (NYSE: PNC) announced today that BlackRock (NYSE: BLK) and Merrill Lynch (NYSE: MER) have signed a definitive agreement to create one of the top ten investment management companies in the world with assets under management approaching $1 trillion. BlackRock will acquire Merrill Lynch’s investment management business in exchange for a 49 percent ownership interest.

This transaction is expected to dramatically increase BlackRock’s net income. As a result, PNC anticipates having a greater earnings contribution from BlackRock. The transaction is expected to be immediately accretive to PNC.

“Our partnership with Larry Fink and BlackRock over the past decade has created an extraordinary asset management platform with an unprecedented record of performance and growth,” said James E. Rohr, chairman and chief executive officer of PNC. “This transformational merger is the next logical step in BlackRock’s evolution as a global leader in asset management. The transaction also enables PNC to retain a sizable investment in BlackRock, significantly improve our capital flexibility and create substantial strategic opportunities and earnings benefits for our shareholders.”

- more -

PNC To Report $1.6 Billion Gain On The Merger of BlackRock and

Merrill Lynch Investment Managers – Page 2

Upon the closing of this transaction, PNC will continue to own 44.5 million shares of BlackRock, representing an ownership interest of approximately 34 percent. Thereafter, BlackRock will be deconsolidated from PNC’s financial statements and will be accounted for using the equity method. As a result of this transaction, PNC’s investment will increase to approximately $3.2 billion and PNC will record an after-tax gain of approximately $1.6 billion based on BlackRock’s closing share price of $131.51 on February 10, 2006. This gain will substantially improve PNC’s capital position. On a pro forma basis, PNC’s tangible common capital to tangible assets ratio of 5.0 percent at December 31, 2005 would improve to 7.3 percent, thereby providing PNC with enhanced capital flexibility to invest in its businesses and/or repurchase shares of common stock. Currently, the PNC Board of Directors has authorized the purchase of up to 20 million shares. Further, PNC will have an additional unrecognized pretax gain of approximately $2.6 billion related to its 34 percent ownership in BlackRock.

PNC will have two seats on the new combined company’s Board of Directors including one director on the Executive Committee. The transaction must be approved by BlackRock shareholders and is expected to close later this year subject to securing appropriate regulatory and other approvals. PNC currently controls more than 80 percent of the voting interest in BlackRock and will vote its interest in support of the transaction.

PNC purchased BlackRock in February 1995 for approximately $240 million. Since then, BlackRock’s assets under management have grown from approximately $24 billion to $453 billion, contributing to a current market capitalization of approximately $8.4 billion and a $5.6 billion increase in the value of PNC’s initial investment.

CONFERENCE CALL AND SUPPLEMENTARY INFORMATION

PNC Chairman and Chief Executive Officer James E. Rohr and Chief Financial Officer Richard J. Johnson will hold a conference call for investors today at 10:30 a.m. Eastern Time regarding this announcement. Investors should call five to ten minutes in advance of the conference call at 800-990-2718 (domestic) or 706-643-0187 (international). A taped replay of the call will be available for one week at 800-642-1687 (domestic) or 706-645-9291 (international) by entering conference ID 5590356. Supplementary information, which includes significant financial information that will be discussed on the conference call, will be available on PNC’s website at www.pnc.com under “For Investors” prior to the beginning of the conference call.

In addition, internet access to the call, which includes audio (listen-only) and slides with supplementary information regarding the transaction, will be available through PNC’s website at

- more -

PNC To Report $1.6 Billion Gain On The Merger of BlackRock and

Merrill Lynch Investment Managers – Page 3

www.pnc.com under “For Investors.” A replay of the webcast will be available on PNC’s website for 30 days.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements with respect to PNC’s outlook or expectations with respect to the planned transaction between BlackRock and Merrill Lynch and the impact of the transaction on PNC’s future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. The forward-looking statements in this press release speak only as of the date of this press release, and PNC assumes no duty, and does not undertake, to update them. In addition to factors previously disclosed in PNC’s SEC reports (accessible on the SEC website at www.sec.gov and on PNC’s website at www.pnc.com) applicable to PNC’s business generally, as well as factors previously disclosed in BlackRock’s SEC reports (accessible on the SEC website and on BlackRock’s website at www.BlackRock.com) applicable to BlackRock’s business generally, the forward-looking statements in this press release are subject to the following risks and uncertainties:

•	Completion of the transaction is dependent on, among other things, receipt of regulatory and other approvals, the timing of which cannot be predicted with precision at this point and which may not be received at all.

•	The impact of the completion of the transaction on PNC’s financial statements will be affected by the timing of the transaction and the market price of BlackRock at the time of closing.

•	The impact of the transaction on PNC’s future financial results depends on the following: (1) BlackRock’s future performance and BlackRock’s ability to integrate its business with the Merrill Lynch Investment Managers business and to achieve planned synergies and cost savings, (2) BlackRock’s dividend payout ratio going forward, which is assumed to be 40 percent, and (3) PNC’s ability to take advantage of the increase in its capital resulting from this transaction to pursue various capital management options such as share repurchases and making investments in its businesses, which could be affected by PNC’s future financial performance and other factors affecting PNC’s capital needs and flexibility.

The PNC Financial Services Group, Inc. is one of the nation’s largest diversified financial services organizations providing consumer and business banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services.

# # #